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                                                                     EXHIBIT 4.2



                                SECOND AMENDMENT

         SECOND AMENDMENT, dated as of June 23, 2000 (this "Amendment"), to the Credit Agreement, dated as of July 10, 1998 (as amended by the First Amendment, dated as of March 30, 1999, and as may be further amended, supplemented, or modified, the "July 1998 Credit Agreement"), among HCA - THE HEALTHCARE COMPANY (formerly known as Columbia/HCA Healthcare Corporation), a Delaware corporation (the "Company"), the several banks and other financial institutions from time to time parties hereto (the "Banks"), BANK OF AMERICA, N.A., THE BANK OF NEW YORK, BANK ONE, N.A., FLEET NATIONAL BANK, TORONTO DOMINION (TEXAS), INC. AND WACHOVIA BANK, N.A. as co-agents (collectively, the "Co-Agents"), BANK OF AMERICA, N.A., as documentation agent for the Banks hereunder (the "Documentation Agent") and THE BANK OF NOVA SCOTIA and DEUTSCHE BANK SECURITIES INC., as co-syndication agents for the Banks hereunder (the "Co-Syndication Agents"); and THE CHASE MANHATTAN BANK, a New York banking corporation, as agent for the Banks hereunder (in such capacity, the "Agent").

                              W I T N E S S E T H :

         WHEREAS, the parties hereto wish to amend certain provisions of the July 1998 Credit Agreement on the terms set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

         1. Definitions. Unless otherwise defined herein, terms defined in the July 1998 Credit Agreement shall be used as so defined.

         2. Amendment to Section 1.1 of the July 1998 Credit Agreement. Section
1.1 of the July 1998 Credit Agreement is hereby amended by deleting the defined term "Consolidated Earnings Before Interest and Taxes" in its entirety and inserting in lieu thereof the following new defined term in proper alphabetical order:

            "'Consolidated Earnings Before Interest and Taxes': for any period for which the amount thereof is to be determined, Consolidated Net Income for such period, plus (i) all amounts deducted in computing such Consolidated Net Income in respect of interest expense on Indebtedness and income taxes and (ii) non-recurring charges incurred or made as of or for fiscal quarters ending on or after June 30, 2000 related to the Company's partial settlement with the Department of Justice not exceeding in the aggregate $745,000,000 on a pre-tax basis."

         3. Effective Date; Conditions Precedent. This Amendment will become effective on June 23, 2000 (the "Effective Date") subject to the compliance by the Company with its agreements herein contained and to the satisfaction on or before the Effective Date of the following further conditions:





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            (a) Loan Documents. The Agent shall have received copies of this
     Amendment, executed and delivered by a duly authorized officer of the Company, with a counterpart for each Bank, and executed and delivered by the Required Banks.

            (b) Fees. The Agent shall have received, for the account of each Bank which executes and delivers this Amendment on or prior to 5:00 p.m. New York City time on June 23, 2000, an amendment fee in an amount equal to
     2.5 basis points on such Bank's Commitment as in effect prior to the Effective Date, payable in immediately available funds on or before the Effective Date.

            (c) Company Officers' Certificate. On and as of the Effective Date and after giving effect to this Amendment, no Default shall have occurred (except a Default which shall have been waived in writing or which shall have been cured); and the Agent shall have received a certificate containing a representation to these effects dated the Effective Date and signed by a Responsible Officer.

            (d) Sixth Amendment to February 1997 Five-Year Agreement and Amendment. The February 1997 Five-Year Agreement and Amendment shall have been amended in a manner corresponding to the amendments hereof.

            (e) First Amendment to March 2000 Agreement. That certain credit agreement, dated as of March 13, 2000, among the Company, the several banks and other financial institutions from time to time parties thereto, Chase Securities Inc., Bank of America, N.A., The Bank of Nova Scotia, Deutsche Bank AG New York Branch, The Bank of New York, The Industrial Bank of Japan, Limited, Citicorp USA, Inc., Fleet National Bank, Credit Suisse First Boston, Suntrust Bank, Wachovia Bank, N.A., and The Chase Manhattan Bank, as administrative agent (the "March 2000 Agreement"), shall have been amended in a manner corresponding to the amendments hereof.

         4. Legal Obligation. The Company represents and warrants to each Bank that this Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyances, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         5. Continuing Effect; Application. Except as expressly amended hereby, the July 1998 Credit Agreement shall continue to be and shall remain in full force and effect in accordance with its terms.

         6. Expenses. The Company agrees to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Amendment and any other documents prepared in connection herewith, and the consummation of



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the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent.

         7. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         8. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Company and the Agent.






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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                    HCA - THE HEALTHCARE COMPANY



                                    By: /s/ DAVID G. ANDERSON
                                        ----------------------------------------
                                        Name: David G. Anderson
                                        Title: Senior Vice President-Finance &
                                               Treasurer


                                    THE CHASE MANHATTAN BANK, as Agent and as a
                                    Bank



                                    By: /s/  DAWN LEE LUM
                                        ----------------------------------------
                                        Name: Dawn Lee Lum
                                        Title: Vice President